Exhibit 4.38

CONDITIONS PRECEDENT WAIVER LETTER

To:	SBI PHOEBE SHIPPING COMPANY LIMITED, SBI PERSEUS SHIPPING COMPANY LIMITED SBI ELECTRA SHIPPING COMPANY LIMITED and SBI FLAMENCO SHIPPING COMPANY LIMITED as joint and several Borrowers cc SCORPIO BULKERS INC. as Guarantor

each of
c/o Scorpio Bulkers Inc.
Le Millenium
9 Boulevard Charles III
98000 Monaco
30 September 2015

Dear Sirs
Loan Agreement relating to a post delivery term loan facility of up to US$67,500,000 to provide finance in relation to Hull Nos. CX0613 (tbn "SBI Phoebe"), CX0627 (tbn "SBI Perseus"), YZJ2013-1090 (tbn "SBI Electra"), and YZJ2013-1091 (tbn "SBI Flamenco")

Background
We refer to the loan agreement (the "Loan Agreement") dated 30 July 2014 and made between (i) yourselves as joint and several Borrowers and (ii) ourselves as Lender, as amended by a First Supplemental Agreement (the "First Supplemental Agreement") dated 14 September 2015 and made between (i) yourselves as joint and several Borrowers, (ii) Scorpio Bulkers Inc. as Guarantor and (iii) ourselves as Lender, pursuant to which the Lender has agreed to make available to the Borrowers a term loan facility of up to $67,500,000 in aggregate to be made available in 4 tranches.

1	Defined expressions
Defined expressions in the Loan Agreement and the First Supplemental Agreement shall have the same meanings when used in this letter.

2	Unsatisfied conditions precedent
The Lender confirms that it will permit the First Supplemental Agreement to take effect before one of the conditions referred to in clause 3 (conditions precedent) of the First Supplemental Agreement is satisfied. By reference to the conditions precedent described in schedule 1 (conditions precedent) of the First Supplemental Agreement, that condition is schedule 1, paragraph 2 - a legal opinion of Watson Farley & Williams LLP, the legal advisers to the Lender, in respect of Marshall Islands law substantially in the form distributed to the Lender before signing the First Supplemental Agreement.

3	Deadline for fulfilment
The Lender agrees and the Borrowers, by their acceptance of this letter in the manner described below, confirm that the revised deadline for satisfaction of the condition referred to above shall be no later than the first Drawdown Date under the Loan Agreement.

4	Miscellaneous

(a)	This Letter shall constitute a Finance Document under the Loan Agreement.

Exhibit 4.38

(b)	This Letter may be executed in counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Letter.

(c)	This Letter (including any non-contractual obligations arising out of or in connection with the same) shall be governed by and construed in accordance with English law.
Please confirm your acceptance of the terms of this Letter by countersigning in the space provided below.
Yours faithfully

/s/ Yann Chlapowski
/s/ Sanda Eichin

for and on behalf of
CREDIT SUISSE AG

Agreed and accepted by:

/s/ Micha Withoft
Attorney-in-Fact

for and on behalf of
SBI PHOEBE SHIPPING COMPANY LIMITED

/s/ Micha Withoft
Attorney-in-Fact

for and on behalf of
SBI PERSEUS SHIPPING COMPANY LIMITED

/s/ Micha Withoft
Attorney-in-Fact

for and on behalf of
SBI ELECTRA SHIPPING COMPANY LIMITED

/s/ Micha Withoft
Attorney-in-Fact

for and on behalf of
SBI FLAMENCO SHIPPING COMPANY LIMITED

Exhibit 4.38

Acknowledged by:

/s/ Emanuele Lauro

for and on behalf of
SCORPIO BULKERS INC.